Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Stand-Alone Nonqualified Stock Option Grant of Dex Media, Inc. of our reports dated March 14, 2014, with respect to the consolidated financial statements of Dex Media, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Dex Media, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

December 17, 2014